Exhibit 99.1

FOR IMMEDIATE RELEASE                       FOR INFORMATION CONTACT:
                                            James A. Aston
                                            Office of the Chairman and
                                            Chief Financial Officer
                                            (864) 239-1661
                                            http://www.INSIGNIAFINANCIAL.COM



                       Insignia Announces 90% Increase in
                                 1996 EBITDA/FFO


Greenville,  S.C.,  February 25, 1997 -- Insignia  Financial Group,  Inc. (NYSE:
IFS) announced results today for the year ended 1996, reporting an increase of 90% in combined EBITDA and FFO, from $32.9 million for 1995 to $62.4 million for 1996. The Company uses combined EBITDA and FFO as a primary indicator of its financial performance, with EBITDA being defined as earnings of the service operations before interest, taxes, depreciation and amortization (excluding equity earnings and minority interests); and FFO being defined as a measure of real estate operations, which represents net income or loss in accordance with generally accepted accounting principles excluding gains or losses from debt restructuring, sales of property, and minority interests plus depreciation and provisions for impairment.

Net EBITDA for the year increased 94% from $24.6 million for 1995 to $47.7 million for 1996. Net EBITDA is combined EBITDA and FFO (as defined above) less interest expense and earnings allocable to preferred securities. FFO is generated primarily from investments in real estate limited partnerships. Net EBITDA per common share (common shares outstanding increased 39% to 31.6 million shares from the sale of 4.9 million shares in the fourth quarter of 1995, the issuance of 2.6 million shares from the conversion of convertible securities, as well as the securities issued in the E.S. Gordon acquisition) was $1.51 for 1996 compared to $1.09 for 1995, an increase of 39%. Net income increased 48% from $5.8 million for 1995 to $8.6 million for 1996, on an 80% increase in revenues from $123.0 million for 1995 to $221.1 million for 1996. Earnings per share before extraordinary item were $.29 for 1996 compared to $.22 for 1995, an increase of 32%. Earnings per share were $.27 for 1996 compared to $.20 for 1995, an increase of 35%. The NPI, ESG and Paragon acquisitions contributed significantly to the increase in 1996 results.


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Combined EBITDA and FFO increased 150% for the fourth quarter of 1996, from $8.2 million  for  1995 to $20.5  million.  This  increase  was  attributable  to the
acquisitions   completed   throughout  the  year,  the  increase  in  commercial
transaction revenue which is cyclical, and the increased ownership in real estate limited partner interests. Net EBITDA increased 181% for the fourth quarter of 1996, from $5.8 million for 1995 to $16.2 million for 1996, and net EBITDA per share increased 123% from $.22 for the 1995 fourth quarter to $.49 for the 1996 fourth quarter. Net income for the fourth quarter was $3.5 million for 1996 compared to $502,000 for 1995, with earnings per share of $.11 for 1996 compared to $.01 for 1995.

On December 31, 1996, Insignia successfully completed the acquisition of 25 multifamily properties in a joint venture with Blackstone Real Estate Advisors, a New York based investment banking group, for approximately $109 million, of which Insignia will own a 25% interest, net of existing liabilities, through an initial investment of $18.4 million. These assets, known as the GSSW Portfolio, were formerly owned by a joint venture between Great Southern Life Insurance Company and Southwestern Life Insurance Company, and consist of 5,710 multifamily apartment units. The majority of the properties are based in the Southeast and Mid-Atlantic regions, with concentrations in the Houston, San Antonio, Newport News, and Greensboro/Winston-Salem markets. These properties are being refinanced in February 1997, with an anticipated $105.5 million loan. In addition to being a general partner in the acquiring entity, Insignia became the property manager for the properties effective January 1, 1997.

In addition, Insignia has strategically formed joint ventures and limited liability companies to invest in various real estate joint venture partnerships. The Company has invested $5.6 million in such joint ventures. Also, Insignia has invested in several commercial opportunities where it has co- invested capital to obtain an ownership interest with various general partner rights and the right to provide the day to day services, with additional rights to back end compensation if and when the real estate is disposed. Over the course of 1996, the Company has invested approximately $2.8 million in various commercial co-investments, with all of the co-investments designating Insignia as the manager of each of the properties. Including the GSSW purchase, Insignia's investments in real estate interests, other than its interests in IPT described below, approximate $31.9 million.



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During the fourth quarter of 1996 the Company formed Insignia  Properties  Trust
("IPT") and Insignia Properties, L.P. ("IPLP") which together comprise an umbrella partnership real estate investment trust. IPT and IPLP are expected to function as the Company's primary vehicles for acquiring and owning interests in multifamily real estate assets. Insignia and certain of its affiliates have initially contributed to IPT virtually 100% of the limited partnership interests acquired by Insignia over the course of the past 18 months, as well as the general partnership interests in those partnerships in which Insignia has acquired limited partnership interests. Insignia will initially own virtually 100% of the stock in IPT, with IPT owning 100% of the general partnership interest in IPLP. IPT was formed to continue Insignia's business of acquiring and owning interests in multifamily real estate and to permit the election of REIT status for income tax purposes. This type of organization is believed to be the most efficient for attracting equity capital from third party investors for acquisitions of real estate interests. While Insignia does not currently have any plans to reduce its investment in multifamily real estate interests, the Company does intend to attract third party equity into IPT for the future growth of that business.

In November 1996, Insignia Financing I, a Delaware business trust (the "Trust"), issued and sold 2,990,000 of its 6 1/2% Trust Convertible Preferred Securities with an aggregate liquidation amount of $149.5 million (the "Convertible Preferred Securities"). All of the outstanding common securities of the Trust are owned by the Company. The Convertible Preferred Securities were sold by Lehman Brothers, Dillon, Read & Co. Inc., Goldman, Sachs & Co. and A.G. Edwards & Sons, Inc. for $149.5 million to "qualified institutional buyers." The Preferred Securities may be converted at the option of the holder into shares of the Company's Class A Common Stock ("Common Stock") at a conversion price of $26.50 per share of Common Stock.

Commenting on the Company's performance for the year ended December 31, 1996, Andrew L. Farkas, Chairman and Chief Executive Officer, said, "The results for the year show strong ability to perform in difficult circumstances. The Company was able to deliver significant growth in all material financial respects, as well as the completion of two very important acquisitions and a security offering. These results were delivered in spite of the continued sales of the Balcor assets, the majority of which were completed by the end of 1996. Insignia has actively pursued the replacement of the revenue stream with internal growth, and as a result has concentrated on the third party business of the Company. We are confident in our ability to continue to grow the


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Company  in the  future  in  numerous  ways as we  pursue  both our  traditional
acquisition   objectives,   and  as  we  develop  new  ways  to   capitalize  on
opportunities presented by our dominant position in the real estate markets we service."

Insignia is a fully integrated real estate services company specializing in the ownership and operation of securitized real estate assets. As a full service real estate management organization, Insignia performs property management, asset management, investor services, partnership accounting, real estate investment banking, and real estate brokerage services for various types of owners including approximately 900 limited partnerships having approximately 360,000 limited partners.

Insignia is the largest manager of multifamily residential properties in the United States and is among the largest managers of commercial properties. Insignia commenced operations in December 1990 and since then has grown to provide property and/or asset management and other real estate services for over 2,400 properties which include approximately 260,000 residential units (including cooperative and condominium units), and approximately 110 million square feet of commercial space located in over 500 cities and 48 states.




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INSIGNIA FINANCIAL GROUP, INC.
Financial Highlights
(In thousands, except per share amounts)
                                          For the Quarter Ended
                                             December  31,
                                          1996            1995        % Change
Revenues(1)                              $77,147         $36,233       112.9%
EBITDA - Service Division                 17,351           7,196       141.1%
FFO from Real Estate Operations           3,163            1,019       210.4%
Net EBITDA(2)                            16,221            5,776       180.8%
Income Before Extraordinary Items         4,246              954       345.1%
Net Income                                3,544              502       606.0%
Preferred Dividend Requirements              --             (327)    (100.0)%

Earnings Available for Common
   Stockholders                           3,544              175      1925.1%

Earnings Per Share Amounts:
     Income Before Extraordinary Item       .13              .02       550.0%
     Net Income                             .11              .01      1000.0%

Net EBITDA per Common Share(3)              .49              .22       122.7%

Weighted Average Common Shares
   Outstanding and Dilutive Common
   Stock Equivalents                 32,909,389       25,915,794        27.0%

                                             For the Year Ended
                                               December  31,
                                           1996            1995       % Change
Revenues(1)                             $221,054        $123,032        79.7%
EBITDA - Service Division                 49,008          28,305        73.1%
FFO from Real Estate Operations           13,441           4,611       191.5%
Net EBITDA(2)                             47,713          24,622        93.8%
Income Before Extraordinary Items          9,266           6,258        48.1%
Net Income                                 8,564           5,806        47.5%
Preferred Dividend Requirements             (199)         (1,245)     (84.0)%

Earnings Available for Common
   Stockholders                            8,365           4,561        83.4%

Earnings Per Share Amounts:
     Income Before Extraordinary Item        .29             .22        31.8%
     Net Income                              .27             .20        35.0%

Net EBITDA per Common Share(3)              1.51            1.09        38.5%

Weighted Average Common Shares
   Outstanding and Dilutive Common
   Stock Equivalents                  31,560,650       22,681,158       39.1%

(1)  Excludes apartment properties revenue and equity earnings.

(2) Net EBITDA is combined EBITDA and FFO less interest expense and earnings allocated to preferred security holders.

(3) Net EBITDA per common share is net EBITDA divided by the weighted average common shares outstanding and dilutive common stock equivalents. This is a measure the Company uses to evaluate its performance, and the per share amount used by analysts who follow the Company.